UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Rent-A-Center, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
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On November 2, 2006, Rent-A-Center, Inc. issued the following press release:
For Immediate Release:
RENT-A-CENTER, INC. ANNOUNCES
COMPLETION OF DOCUMENTATION OF
SENIOR DEBT REFINANCING

Plano, Texas, November 2, 2006 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced the completion of the documentation of its previously announced senior secured debt refinancing. The new $1,322.5 million senior credit facilities consist of $922.5 million in term loans and a $400 million revolving credit facility. The Company intends to utilize the proceeds of the new senior credit facilities to repay its existing senior debt, currently $365.2 million outstanding, finance the proposed acquisition of Rent-Way, Inc., and for general corporate purposes.
The funding of the new senior credit facilities is contingent upon the closing of the pending acquisition of Rent-Way, Inc. and customary closing conditions for financings of this nature. The Company anticipates closing the refinancing concurrently with the closing of the acquisition of Rent-Way, Inc. In connection with the closing of the refinancing, the Company will record a charge in the fourth quarter of approximately $2.7 million relating to capitalized costs incurred in connection with the Company’s existing senior credit facility.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 2,753 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 280 rent-to-own stores operating under the trade name of “ColorTyme.”
IMPORTANT INFORMATION
In connection with the proposed merger, Rent-Way has filed a definitive proxy statement and related materials concerning the transaction with the U.S. Securities and Exchange Commission, or SEC. THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY. Rent-Way has mailed the final proxy statement and related materials to its shareholders. The final proxy statement and related materials are available for free (along with any other documents and reports filed by Rent-Way with the SEC) at the SEC’s website, http://www.sec.gov, and at Rent-Way’s website, http://www.rentway.com.
Participant Information
Rent-Way and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Rent-Way shareholders in connection with the proposed merger. Certain information regarding the participants and their interests in the solicitation is set forth in the proxy statement for Rent-Way’s 2006 annual meeting of shareholders filed with the SEC on January 31, 2006, and a Form 10-K filed by Rent-Way with the SEC on December 29, 2005, both of which are available free of charge from the SEC and Rent-Way at their websites as indicted above. Information regarding the interests of these persons in the solicitation are more specifically set forth in the final proxy statement concerning the proposed merger that has been filed by Rent-Way with the SEC and which is available free of charge from the SEC and from Rent-Way at their websites, as indicated above.
In addition, Rent-A-Center and its officers and directors may be deemed to have participated in the solicitation of proxies from Rent-Way’s shareholders in favor of the approval of the acquisition. Information concerning Rent-A-Center’s directors and executive officers is set forth in Rent-A-Center’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 31, 2006, and annual report on Form 10-K filed with the SEC on March 10, 2006. These documents are available free of charge at the SEC’s website at http://www.sec.gov or by going to Rent-A-Center’s Investor Relations website at http://www.rentacenter.com.
     This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the approval of the acquisition by Rent-Way’s shareholders, (ii) the ability of the parties to close the transaction in the time period currently anticipated, (iii) the satisfaction of the closing conditions to the transaction, (iv) the satisfaction of the closing conditions under the new senior credit facilities, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2006, and June 30, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com